Exhibit 10.1
Amended and Restated License Agreement
This Amended and Restated License Agreement (the “Agreement”) is made and entered into this 5th day of November, 2009 by and between Synthesis Energy Systems, Inc., a Delaware corporation having its principal place of business at Three Riverway, Suite 300, Houston, Texas 77056 and a representative office at 777 Zhao Jia Bang Road, Unit 516 Pine City Center, Shanghai, 200032 P.R. China (hereinafter referred to as “SES”) and Gas Technology Institute, an Illinois non-profit corporation having its principal place of business at 1700 South Mount Prospect Road, Des Plaines, Illinois 60018 (hereinafter referred to as “GTI”) (SES and GTI hereinafter referred to collectively as the “parties” and each of them as a “party”).
WITNESSETH
WHEREAS, GTI and Synthesis Energy Systems, LLC (the predecessor to SES) entered into a LICENSE AGREEMENT dated January 22, 2004, which (together with the amendments thereto) was replaced and superseded by an Amended and Restated License Agreement dated 31 August 2006 (together with Amendment No. 1 thereto dated June 14, 2007) (the “2006 Agreement”); and
WHEREAS, GTI and SES wish to replace and supersede the 2006 Agreement in its entirety with this Amended and Restated License Agreement.
NOW THEREFORE, in consideration of the mutual covenants and undertakings contained herein and other good and valuable consideration, receipt of which is hereby acknowledged by both parties, the parties do hereby agree as follows:
ARTICLE 1. DEFINITIONS
1.1 “2006 Agreement” has the meaning given to it in the first paragraph of the recitals above.
1.2 “Affiliate” shall mean any entity that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, a party.
1.3 “Biomass” shall mean organic material such as wood, municipal solid waste, manures and other animal waste, agricultural residue and crops, and refuse derived fuel, that can be converted to energy.
1.4 “Carried Interest” shall mean an equity ownership in an entity granted to SES or an SES Affiliate whereby SES or its Affiliate does not pay cash consideration for such ownership interest.
1.5 “Coal” shall mean anthracite, bituminous, sub-bituminous, lignite, peat, cannel, waste from coal cleaning/preparation facilities (including but not limited to middlings, coarse refuse, gob, culm and gangue). Additionally, for the purposes of this Agreement, the term Coal would additionally include oil shale, petroleum coke and other non-biomass solid and heavy liquid hydrogen-carbon materials.
Certain information in this exhibit has been omitted in reliance upon Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and has been filed separately with the Securities and Exchange Commission.

1.6 “Coal and Biomass Mixture” shall mean a feed stock for U-GAS that consists of no less than sixty percent (60%) Coal and no more than forty percent (40%) Biomass.
1.7 “Control” means with respect to any entity, possession of the power, directly or indirectly, to direct or cause the direction of the management policies of such entity, whether through the ownership of voting securities, by contract or otherwise and “Controls” and “Controlled” shall be construed accordingly.
1.8 “Effective Date” of this Agreement is defined as the date first written hereinabove.
1.9 “GTI’s Confidential Information” has the meaning given to it in Section 3.1.
1.10 “GTI’s Sublicense Royalty Share” has the meaning given to it in Section 4.3.
1.11 “Improvements” shall mean any improvements, modifications, further inventions and designs that SES, its Affiliates, any Third Party or any SES Investee may discover, make or develop at any time during the Term with respect to the Licensed Process, and the methods and apparatus used in the operation of the Licensed Process.
1.12 “Initial Term” has the meaning given to it in Section 10.1.
1.13 “Know-How” shall mean all technical information, including trade secrets, pertaining to GTI’s proprietary U-GAS system including, but not limited to, theses, designs, drawings, blueprints, specifications, test data, charts, fabrication techniques, materials of construction, and formulations, graphs, operating and test procedures, shop practices and instruction manuals.
1.14 “Licensed Process” shall mean any Coal, mixture of Coal and Biomass, or Biomass gasification process that incorporates Know-How as defined hereinabove.
1.15 “March-In Payment” has the meaning given to it in Section 4.2.
1.16 “SES’ Confidential Information” has the meaning given to it in Section 3.8.
1.17 “SES Investee” means any entity in which SES or any of its Affiliates is proposing to invest in, has a contractual option to invest in, has invested in, or has received a Carried Interest in, when such investment, option, to invest, and Carried Interest in the aggregate exceeds * of the entity’s equity, and which is not Controlled by SES nor by any of its Affiliates.
1.18 “Standard Royalty” has the meaning given to it in Section 4.5.
1.19 “Sublicense” has the meaning given to it in Section 2.2, and “Sublicensed” shall be construed accordingly.
1.20 “Sublicense Royalties” has the meaning given to it in Section 4.3.
1.21 “Term” means the Initial Term and any extensions thereto pursuant to Section 10.1.
1.22 “Third Party” means any third party that sublicenses the Know-How during the Term, specifically excluding any SES Investees and any Affiliates of SES.

[*]	This information has been omitted in reliance upon Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and has been filed separately with the Securities and Exchange Commission.

1.23 “U-GAS” shall mean a process involving conversion of Coal, a mixture of Coal and Biomass, or Biomass to fuel gas by reaction of Coal, a mixture of Coal and Biomass, or Biomass with air, enriched air, or oxygen with the addition of steam, carbon dioxide or other diluent gases in a fluidized bed reactor system with a sloping grid and central nozzle in which high carbon conversion is obtained by utilizing techniques with or without ash agglomeration with control of ash sintering and the withdrawal of high ash material or agglomerates, wherein crushed Coal, a mixture of Coal and Biomass, or Biomass is fed directly into the fluidized bed with recycle of Coal dust or char fines entrained in effluent gas back into the fluidized bed.
ARTICLE 2. LICENSE GRANT
2.1 Scope of License.
(a)
GTI hereby grants to SES, and SES hereby accepts, an irrevocable, world-wide, exclusive license to manufacture, make, use and sell U-GAS systems for conversion of Coal and/or Coal and Biomass Mixture incorporating or using the Know-How.

(b)
GTI also hereby grants to SES, and SES hereby accepts, an irrevocable, world-wide, non-exclusive license to manufacture, make, use and sell U-GAS systems for conversion of Biomass and/or mixtures of Coal and Biomass incorporating or using the Know-How.

(c)
Affiliates of SES and subcontractors of SES (including but not limited to third party manufacturers appointed by SES or any of its Affiliates) shall be permitted to access and use the Know-How provided such access and use is (subject to the sublicense and use rights granted pursuant to Section 2.2) only for the business purposes of SES or the relevant Affiliate, is subject to written agreements of strict confidentiality and is in accordance with the terms of this Agreement (in particular, paragraphs (i) to (iii) of Section 2.2(d) below shall apply, subject to the appropriate language changes having been made thereto, to the access and use of the Know-How by an Affiliate of SES).

(d)	SES shall not sell products that use the Know-How of GTI other than as part of a U-GAS system.
2.2 Sublicense and Use Rights. SES and its Affiliates shall have the right to grant sublicenses of the Know-How to third parties for the purpose of enabling such third parties to manufacture, make and use U-GAS Coal gasification systems incorporating or using the Know-How of GTI (each a “Sublicense”), provided that each Sublicense is granted pursuant to a signed, written sublicense agreement between SES or its Affiliate (as applicable) and the relevant third party and subject to the following:
(a)	neither SES nor its Affiliates shall grant a Sublicense to any Third Party unless such Sublicense has been previously approved in writing by GTI as follows:
(i)	SES may from time to time, during the initial stages of a project, provide GTI with notice in writing setting out the name of the Third Party to which it wishes to grant a Sublicense, and the initial terms thereof including the preliminary licensed design capacity, unique planned application considerations, and a minimum and maximum license fee range, and requesting GTI’s approval for the purpose of this sub-Section 2.2(a);

(ii)
within 10 business days of the date of such notice from SES, GTI shall notify SES in writing of the approval or non-approval of such Third Party, and in the event of a non-approval such notification from GTI shall specify the reasons for such non-approval, it being acknowledged and agreed by the parties that such approval shall not be unreasonably withheld or conditioned;

(iii)
in the event GTI fails to notify SES of the approval or non-approval of the relevant Third Party as contemplated in paragraph (ii) above, the Third Party will be deemed to have been approved by GTI for the purposes of this sub-Section 2.2(a);

(b)	SES shall no less frequently than once every 3 months during the Term provide GTI with a report on the status of its negotiations with any third party in respect of any Sublicense;

(c)
any such Sublicense may be for a U-GAS system which uses as its feed stock either entirely Coal, entirely Biomass or a mixture of Coal and Biomass in any proportion as determined by SES or its Affiliate (as applicable) and the relevant third party;

(d)
SES or its Affiliate (as applicable) may enter into Sublicense agreements with third parties on such terms as SES reasonably considers appropriate, provided that such agreements shall contain provisions substantially similar to the following:

(i)	each Sublicense may not be transferred from the Sublicensed site, project or facility to another site, project or facility without the prior written consent of SES or its Affiliate, and GTI;

(ii)
the process design package engineering services to be provided in respect of the Sublicensed project shall be performed jointly by SES or its Affiliate (as applicable) and its production engineering subcontractor; and

(iii)
the Third Party may construct a U-GAS system having a capacity in excess of the syngas capacity expressly permitted in the Sublicense, provided that (A) if the excess capacity is equal to or less than *% of the Sublicensed syngas capacity, no additional Sublicense Royalties shall be payable by the Third Party and (B) if the excess capacity is more than *% of the Sublicensed syngas capacity, and such excess capacity is a result of the Third Party exceeding the design limits set out in the process design package, the Third Party shall pay additional Sublicense Royalties to SES

[*]	This information has been omitted in reliance upon Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and has been filed separately with the Securities and Exchange Commission.

or its Affiliate (as applicable), such additional Sublicense Royalties to be calculated based on the amount of excess syngas capacity.
ARTICLE 3. CONFIDENTIAL DISCLOSURE AND NON-USE
GTI’s Confidential Information
3.1 SES and GTI acknowledge and agree that GT1 owns and/or controls certain information and trade secrets relating to the Know-How which are confidential and which afford GTI an advantage over its competitors which do not have such information. For purposes of this Agreement, information required to be maintained secret (hereinafter referred to as “GTI’s Confidential Information”) is defined to be all information related to the Know-How which is disclosed by GTI to SES pursuant to this Agreement, except that which:
(a)	was in the public domain prior to receipt under this Agreement or which thereafter becomes part of the public domain through no fault or breach of duty to maintain it confidential by SES; or

(b)	SES can show was in its possession at the time of receipt under this Agreement; or

(c)	SES receives from a third party, which was not under an obligation of confidentiality or non-use to GTI, either directly or indirectly.
3.2 Confidential Information disclosed pursuant to this Agreement shall, where possible, be reduced to writing, pictorial form, or electronic recording and marked “Confidential” or “Proprietary” or with words of similar import. Neither party shall be deemed to have disclosed Confidential Information due to the fact that such Confidential Information can be discerned from a U-GAS system sold by such party, either through reverse engineering or observation or due to the nature of the product itself.
3.3 All Confidential Information disclosed pursuant to this Agreement by GTI shall remain the property of GTI and, except as otherwise licensed hereunder, no license or grant of rights in any of the Confidential Information covered hereunder is conveyed by GTI solely by its disclosure hereunder.
3.4 SES agrees that during the Term and for a period of ten (10) years thereafter, SES will hold secret and confidential, will not disclose in any manner to any person or concern, except to any of its or its Affiliates’ employees or contractors or Third Parties as are required to use such information, and only then under an obligation of secrecy binding upon such employees or contractors, and as otherwise permitted under the provisions of this Agreement, and will not use, except pursuant to this Agreement, any of the Confidential Information.
3.5 SES hereby agrees to indemnify and hold harmless GTI and its Affiliates against any liability or loss resulting from unauthorized disclosure or use of the Confidential Information by itself, its agents, or its Affiliates, to whom the Confidential Information is disclosed pursuant to this Agreement. No indemnity payments hereunder shall relieve the breaching party from liability under applicable patent, copyright or trade secret laws, nor shall such payments constitute a grant or continuation of a grant of any express or implied license or covenant not to sue under any patents, copyrights or trade secrets of GTI.
3.6 In the event that Confidential Information of GTI shall be required by law to be made available to any government agency by SES, SES shall notify GTI in writing of the requirement of such disclosure at least thirty (30) days prior to such disclosure, unless disclosure in less than thirty (30) days is required, in which case SES shall immediately notify GTI of the requirement. A copy of the disclosed Confidential Information shall be sent to GTI coincidental with the transmission of the Confidential Information to the government.
3.7 Notwithstanding anything herein to the contrary, SES hereby provides GTI with the assurance that no Confidential Information disclosed to SES pursuant to this Agreement shall be re-exported or trans-shipped directly or indirectly to any destination requiring the approval of the United States Government for such export or shipment until a request to do so has been submitted to and approved by the United States Government.
SES’ Confidential Information
3.8 SES and GTI acknowledge and agree that, as between GTI and SES, SES owns and/or controls certain information and trade secrets relating to the Improvements which are confidential and which afford SES an advantage over its competitors which do not have such information. For purposes of this Agreement, information required to be maintained secret (hereinafter referred to as “SES’ Confidential Information”) is defined to be all information related to the Improvements which is disclosed by SES to GTI pursuant to this Agreement, except that which:
(a)	was in the public domain prior to receipt under this Agreement or which thereafter becomes part of the public domain through no fault or breach of duty to maintain it confidential by GTI; or

(b)	GTI can show was in its possession at the time of receipt under this Agreement; or

(c)	GTI receives from a third party, which was not under an obligation of confidentiality or non-use to SES, either directly or indirectly.
3.9 SES’ Confidential Information disclosed pursuant to this Agreement shall, where possible, be reduced to writing, pictorial form, or electronic recording and marked “Confidential” or “Proprietary” or with words of similar import. Neither party shall be deemed to have disclosed SES’ Confidential Information due to the fact that such SES’ Confidential Information can be discerned from a U-GAS system sold by such party, either through reverse engineering or observation or due to the nature of the product itself.
3.10 All SES’ Confidential Information disclosed pursuant to this Agreement by SES shall remain the property of SES and, except as otherwise licensed hereunder, no license or grant of rights in any of the SES’ Confidential Information covered hereunder is conveyed by SES solely by its disclosure hereunder, except for Improvements, in accordance with Section 5.1.

3.11 GTI agrees that during the Term and for a period of ten (10) years thereafter, GTI will hold secret and confidential, will not disclose in any manner to any person or concern, except to any of its or its Affiliates’ employees or contractors as are required to use such information, or to any licensee or prospective licensee of the Know-How as relates solely to Improvements, and only then under an obligation of secrecy binding upon such employees, contractors, licensees, or prospective licensees, and as otherwise permitted under the provisions of this Agreement, and will not use, except pursuant to this Agreement, any of the SES’ Confidential Information.
3.12 GTI hereby agrees to indemnify and hold harmless SES and its Affiliates against any liability or loss resulting from unauthorized disclosure or use of the SES’ Confidential Information by itself, its agents, or its Affiliates, to whom the SES’ Confidential Information is disclosed pursuant to this Agreement. No indemnity payments hereunder shall relieve the breaching party from liability under applicable patent, copyright or trade secret laws, nor shall such payments constitute a grant or continuation of a grant of any express or implied license or covenant not to sue under any patents, copyrights or trade secrets of SES.
3.13 In the event that any SES’ Confidential Information shall be required by law to be made available to any government agency by GTI, GTI shall notify SES in writing of the requirement of such disclosure at least thirty (30) days prior to such disclosure, unless disclosure in less than thirty (30) days is required, in which case GTI shall immediately notify SES of the requirement. A copy of the disclosed SES’ Confidential Information shall be sent to SES coincidental with the transmission of the SES’ Confidential Information to the government.
3.14 Notwithstanding anything herein to the contrary, GTI hereby provides SES with the assurance that no SES’ Confidential Information disclosed to GTI pursuant to this Agreement shall be re-exported or trans-shipped directly or indirectly to any destination requiring the approval of the United States Government for such export or shipment until a request to do so has been submitted to and approved by the United States Government.
ARTICLE 4. CONSIDERATION AND ROYALTIES
4.1 In consideration of the license grants from GTI to SES pursuant to this Agreement, SES (i) shall not offer for sale any competing Coal or a Coal and Biomass Mixture gasification technology during the Term; and (ii) shall pay to GTI the March-In Payment, the Royalties and GTI’s Sublicense Royalty Share in accordance with the remainder of this ARTICLE 4. GTI acknowledges and agrees that it has received from SES the one hundred ninety thousand five hundred shares (190,500) of SES restricted Common Stock required to be delivered to GTI by SES pursuant to the 2006 Agreement.
4.2 March-In Payment. SES agrees to pay to GTI the sum of * (the “March-In Payment”) during each calendar year of the Term, subject to the following:
(a)	subject to paragraphs (b) and (c) below, for each calendar year during the Term SES shall pay GTI the March-In Payment on or before January 31 in the immediately following calendar year;

(b)	no March-In Payment shall be payable for the calendar year ending 31st December 2009;

[*]	This information has been omitted in reliance upon Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and has been filed separately with the Securities and Exchange Commission.

(c)
SES shall be entitled to deduct from the March-In Payment due in any calendar year any Royalties and Sublicense Royalties which are payable to GTI for the same calendar year, it being acknowledged and agreed by the parties that if the total amount of Royalties and Sublicense Royalties in any calendar year exceeds * then no March-In Payment shall be due to GTI in respect of that calendar year.

4.3 Sublicense Royalties. All license fees and royalties payable by a Third Party under a Sublicense agreement with SES or its Affiliate (as applicable) (the “Sublicense Royalties”, which shall be deemed to include any additional license fees as contemplated in Section 2.2(d) (iii) above) shall be shared between SES and GTI in the ratio of *% to SES and *% to GTI (GTI’s share of such Sublicense Royalties being “GTI’s Sublicense Royalty Share”). SES shall pay to GTI GTI’s Sublicense Royalty Share as and when the Sublicense Royalties are actually received by SES or its Affiliate (as applicable) from the relevant Third Party and after deduction from GTI’s Sublicense Royalty Share of all applicable withholdings, liabilities to taxation or other deductions or set-offs which are required by law to be made by the Third Party (in which case the deduction from GTI’s Sublicense Royalty Share shall be *% of the total deduction made by the Third Party), SES or its Affiliate (as applicable). SES agrees to use all reasonable commercial endeavours to maximize the amount of Sublicense Royalties under the Sublicenses, and to collect associated payments when due in accordance with Sublicences.
4.4 If SES or an SES Affiliate invests in, or has an option to invest in, * percent or less of the equity in a Third Party, and the Sublicense Royalty payable by such Third Party equals or exceeds the Standard Royalty, then SES shall pay to GTI GTI’s Sublicense Royalty Share as contemplated above. If SES or an SES Affiliate invests in, or has an option to invest, * percent or less of the equity in a Third Party, and the Sublicense Royalty is less than the Standard Royalty, then in addition to GTI’s Sublicense Royalty Share contemplated above, SES shall also pay to GTI a percentage of its dividends and proceeds from liquidation of its equity position in said Third Party (the “Dividend Share”) based on the amount of GTI’s Sublicense Royalty Share. The Dividend Share shall be between * percent and * percent of the revenues actually received by SES from its interest in the Third Party and shall be calculated as the Standard Royalty less GTI’s Sublicense Royalty Share, the difference of which is divided by the Standard Royalty, and the resultant dividend multiplied by * percent. For example, if SES or an Affiliate own * percent of the equity of a Third Party, and the Sublicense Royalty is USD * /MMBtu/hour of dry syngas production, then GTI shall receive GTI’s Sublicense Royalty Share plus a Dividend Share of *% [{(*/MMBtu/hour — */MMBtu/hour) ÷ */MMBtu/hour}X *%]; that is *% of the proceeds received by SES resulting from its equity interest. Dividend Share payments shall be made to GTI when dividends or proceeds from liquidation of its equity position are actually received by SES or its Affiliate (as applicable) and shall be net of all applicable withholdings, liabilities to taxation or other deductions or set-offs which are required by law to be made by the Third Party.
4.5 Equity Royalty. SES agrees to pay to GTI for each U-GAS unit licensed, designed, built and/or operated by or for SES, or any party other than a Third Party an upfront royalty of USD */MMBtu/hour of dry syngas production of rated design capacity of the U-GAS system using Coal, a mixture of Coal and Biomass, or Biomass as the feed stock (the “Standard Royalty”). The Standard Royalty shall be paid in two equal installments: the first installment shall be paid upon the earlier of the securing of binding commitments for necessary debt financing for

[*]	This information has been omitted in reliance upon Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and has been filed separately with the Securities and Exchange Commission.

construction of the associated U-GAS system and related facilities or SES (or its Affiliate) transferring to the licensee the detailed U-GAS system gasifier production drawings or the complete U-GAS system control logic; and the last installment shall be paid upon the completion of the build of the U-GAS system. If the U-GAS system consists of more than one unit to be built over a period of years, then the second installment of the Standard Royalty shall be paid proportionately at the completion of each unit. Payments shall be made to GTI no earlier than the associated triggering event, and no later than 30 days after the associated triggering event. As necessary, the amount of the last installment shall be adjusted so that the total Standard Royalty corresponds to the rated design capacity of the U-GAS system as per the U-GAS system production drawings and associated calculations and models.
4.6 Carried Interest Royalty. In the event that SES or an Affiliate of SES is granted a Carried Interest in a Third Party, and such Carried Interest is equal to or less than * percent of the equity in the Third Party, in such case SES shall have the option to:
(a)	Pay GTI the Standard Royalty contemplated in Section 4.5 above; or

(b)	Pay GTI the GTI’s Sublicense Royalty Share in accordance with Section 4.3 above, and also pay to GTI *% of SES’ proceeds resulting from its Carried Interest.
4.7 SES shall provide GTI with a copy of each contract (including any Sublicense agreement entered into with any Third Party) entered into by SES for the licensing, design, construction or operation of a U-GAS system. SES shall report to GTI either in writing or by e-mail its progress in commercializing the U-GAS system at least every six months beginning with the Effective Date.
4.8 Failure of SES to complete any of the requirements of Section 4.1 to 4.6 inclusive shall allow GTI to terminate this Agreement pursuant to the provisions of Section 10.2 hereof.
ARTICLE 5. IMPROVEMENTS
5.1 SES hereby agrees to disclose to GTI each SES Improvement, and shall fully disclose the nature and manner of applying and utilizing such Improvement within 6 months of conception. SES hereby grants to GTI a royalty-free non-exclusive irrevocable license, with the right to grant sublicenses, to make, have made, manufacture, have manufactured, use, market, import, offer for sale, and sell systems incorporating said Improvements, but excluding therefrom any use for which SES enjoys the exclusive U-GAS rights, such as the conversion of Coal or Coal and Biomass Mixture.
ARTICLE 6. INDEMNIFICATION
6.1 SES agrees to hold harmless, defend and indemnify GTI and its Affiliates against all damage, expense and liability, including attorneys fees, resulting from injury to or death of any person or damage to any property by reason of SES’s use of the Know-How and relating to U-GAS systems. Notwithstanding, GTI reserves the right to be represented, at its own expense, by legal counsel of its choice, in any proceedings arising under this Section 6.1.

[*]	This information has been omitted in reliance upon Rule 24b-2 under the Securities Exchange Act of 1934, as amended, and has been filed separately with the Securities and Exchange Commission.

6.2 GTI shall promptly notify SES in writing of any claim asserted against GTI that SES has an obligation to indemnify and defend GTI against pursuant to this Agreement; provided, however, that a failure to so notify SES shall not relieve SES of its indemnity obligations unless SES can demonstrate that it was substantially prejudiced by GTI’s failure to notify. SES shall not settle such claim or cause of action prior to obtaining the consent of GTI. In the event that there is an actual or potential conflict of interest between SES and GTI with respect to any such claim or cause of action, such that counsel selected by SES cannot represent both SES and GTI without waivers of such conflict, SES shall pay the reasonable costs and expenses of GTI’s separate legal representation, in addition to the cost of counsel selected by SES.
ARTICLE 7. REPRESENTATIONS AND WARRANTIES.
7.1 GTI represents that at the time of execution hereof:
(a)	There are no agreements, assignments, encumbrances or licenses in existence that are inconsistent with the provisions of this Agreement;

(b)	GTI owns or has a right to license all right, title and interest in and to Know-How licensed to SES hereunder;

(c)	The Know-How licensed to SES hereunder are not known to infringe upon or otherwise violate, nor to be inconsistent with, the rights of any other person or entity;

(d)
There are no disputes, conflicts, claims (actual or threatened), actions, litigation, arbitrations, suits, proceedings, judgments, or decrees existing, pending, threatened by or against, or affecting or relating to the Know-How licensed to SES hereunder (collectively, the “Claims”).

7.2 It is understood and agreed that there shall be no warranty by GTI, express or implied, as to the results to be obtained utilizing GTI’s Confidential Information and Know-How of GTI.
7.3 GTI states that:
(a)
GTI is aware of the provisions of Rule 144 promulgated under the Securities Act of 1933 (“Rule 144”) which permit limited resale of securities purchased in a private placement (a) by nonaffiliates of a company not less than two (2) years after such nonaffiliate has purchased and paid for the security to be sold, or (b) subject to the satisfaction of certain conditions, including among other things, the existence of a public market for the securities, the availability of certain current public information about SES, the resale occurring not less than one (1) years after the securities to be sold have been purchased and paid for, the resale being effected through a “broker’s transaction” or in transactions directly with a “market maker” (as provided by Rule 144(f)) and the number of securities sold during any three (3) month period not exceeding specified limitations. SES has no obligation to supply the information required for sales under Rule 144.

(b)
GTI is acquiring the Common Stock for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. It understands that the Common Stock have not been registered under the Act by reason of a specified exemption from the registration provisions of the Act, which requires, among other things, the bona fide nature of GTI’s investment intent as expressed herein.

(c)	GTI is authorized and otherwise duly qualified to acquire and hold the Common Stock and has not been formed or reorganized for the specific purpose of acquiring the Common Stock.

(d)
GTI believes it is an “accredited investor” (as defined in. Section 501 of Regulation D under the Securities Act of 1933), but, if it is not an “accredited investor”, then it is by virtue of its business or financial experience or its relationship to SES or SES’s management, capable of evaluating the merits and risks of an investment in the Common Stock and GTI is capable of protecting its own interest with respect to its investment in the Common Stock, and is financially capable of bearing the risk of that investment.

7.4 Sole Licensee. GTI, for as long as this Agreement remains exclusive, hereby agrees that it shall not license the Know-How to anyone else to manufacture, make, use, or sell U-GAS systems for conversion of Coal and/or Coal and Biomass Mixture incorporating the Know-How.
ARTICLE 8. CONFIDENTIAL INFORMATION ENFORCEMENT
8.1 Upon learning of the possible misuse or misappropriation of GTI’s trade secrets or GTI’s Confidential Information by a third party, SES shall inform GTI of that fact, and shall supply GTI with any evidence available to it pertaining to the possible misuse or misappropriation. GTI shall have the sole right to determine whether or not and how to proceed to protect such trade secrets and GTI’s Confidential Information. SES agrees to cooperate with GTI in any enforcement action and will join suit as a co-plaintiff at GTI’s request, if required for jurisdictional purposes. Any damage recovery shall be shared by the parties in proportion to their contribution to the legal expenses of any such lawsuit. GTI shall have the primary authority to settle any action or claim brought hereunder.
8.2 Upon learning of the possible misuse or misappropriation of SES’ trade secrets or SES’ Confidential Information by a third party, GTI shall inform SES of that fact, and shall supply SES with any evidence available to it pertaining to the possible misuse or misappropriation. SES shall have the sole right to determine whether or not and how to proceed to protect such trade secrets and SES’ Confidential Information. GTI agrees to cooperate with SES in any enforcement action and will join suit as a co-plaintiff at SES’ request, if required for jurisdictional purposes. Any damage recovery shall be shared by the parties in proportion to their contribution to the legal expenses of any such lawsuit. SES shall have the primary authority to settle any action or claim brought hereunder.

8.3 When SES mentions the U-GAS system that is the subject matter of this Agreement in writing in any press release or other promotional documentation, SES shall include the phrase “Licensed from Gas Technology Institute.” in said release or promotional documentation.
ARTICLE 9. NOTICES
9.1 All important notices to be given in connection with this Agreement or its performance shall be given to each head office in writing. Any urgent matters shall be informed by telex or telefax, however, important notices in such matter shall be confirmed in writing thereafter. Such notices shall he deemed to be duly given when they have reached the addressees. All correspondence and reports under this Agreement should be sent to the following addresses:
For SES:
Synthesis Energy Systems, Inc.
Three Riverway, Suite 300
Houston, Texas 77056
Attn: Francis Lau
For GTI:
Gas Technology Institute
1700 South Mount Prospect Road
Des Plaines, IL 60018-1804
Attn: Licensing Manager

or such other address to which either party shall give due written notice from time to time.
ARTICLE 10. TERM AND TERMINATION
10.1 This Agreement shall continue in full force and effect from the Effective Date of this Agreement until 30 August 2016 (the “Initial Term”), unless otherwise terminated earlier pursuant to Section 10.2 or 10.3 herein. Notwithstanding the above, the term of this Agreement may be extended for an additional ten (10) years beyond the Initial Term by SES giving GTI, no earlier than 180 days and no later than 90 days prior to the end of the original Term, written notice of its election to extend this Agreement under the same terms and conditions, provided that SES has satisfied and is in compliance with all of its duties and obligations under this Agreement, including, but not limited to, its obligations under ARTICLE 4 hereof. Prior to the end of the second ten (10) year term, SES may extend the Term of this Agreement for an additional ten (10) years by SES giving GTI, no earlier than 180 days and no later than 90 days prior to the end of the second ten (10) year Term, written notice of its election to extend this Agreement under the same terms and conditions, provided that SES has satisfied and is in compliance with all of its duties and obligations under this Agreement, including, but not limited to, its obligations under ARTICLE 4 hereof.
10.2 In the event that either party shall default by failing or refusing to perform any of its obligations hereunder, the other party, may, without waiving other rights, provide the defaulting party with a written notice specifying the particulars of such default and stating the notifying party’s intent to terminate this Agreement on a date not less than ninety (90) days after such notice is sent unless such default shall be fully remedied by such date, and this Agreement shall terminate on such date.
10.3 This Agreement shall terminate immediately and automatically upon the act of SES admitting in writing its inability to pay its debts generally as they become due, filing a petition in bankruptcy or under any other insolvency act, making an assignment for the benefit of creditors, or upon a petition in bankruptcy, or for the appointment of a receiver being filed against it, failing to have the petition or appointment dismissed or vacated within sixty (60) days from the date thereof.
10.4 Termination of this Agreement shall not relieve the parties of their obligations under ARTICLE 3 and ARTICLE 5 of this Agreement, said obligations to continue for ten (10) years after the date of any such termination.
10.5 The waiver, express or implied, by either SES or GTI of any right hereunder or of any right to seek remedies arising from any failure to perform or breach hereof by SES or GTI, shall not constitute or be deemed a waiver of any other right hereunder, whether of a similar or dissimilar nature thereto.
ARTICLE 11. GENERAL
11.1 Arbitration. All disputes, controversies or differences arising between SES and GTI out of, or in relation to, or in connection with, this Agreement or for the breach hereof, which SES and GTI are unable to resolve between themselves shall be settled finally and bindingly by arbitration under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators in accordance with the Rules. All costs of the said arbitration shall be borne equally by SES and GTI. The language used in the arbitral proceedings shall be English. The arbitration shall be held in Chicago, Illinois, USA. The decision of the arbitrator shall be enforceable by and through any court that has jurisdiction over the subject matter hereof.
11.2 If any article, paragraph, section, term, condition or provision of this Agreement shall finally be adjudged to be unlawful or unenforceable for any reason, such article, paragraph, section, term, condition, or provision hereof shall be deemed to be severable here from and shall be deemed thereby to be stricken here from and this Agreement shall thereafter otherwise remain in full force and effect as amended by such adjudication.
11.3 This Agreement shall not be assignable by either party except that either party may assign all of its rights hereunder together with all of its obligations hereunder to an Affiliate, any third party with which it may merge or consolidate or to a purchaser of substantially all of the assets of such party. The parties shall notify each other hereunder immediately of any assignment made pursuant to this Section 11.3. This Agreement shall be binding upon and inure to the benefit of the parties, and their respective heirs, assigns, successors, and legal representatives.
11.4 Time and diligence of the parties are of the essence to this Agreement, it being understood that in the event of any act of God, war, insurrection, strike or wildcat labor disturbance, or act or occurrence solely outside the direction or control of the parties, which occasions some delay, the time periods set forth hereunder shall be extended for the duration of such act or occurrence.

11.5 This Agreement, when executed by the parties, together with its exhibits, shall constitute the entire Agreement between the parties with reference to the subject matter hereof and may only be amended in a writing signed by the parties. There are no other understandings, agreements or representations, express or implied, not specified herein.
11.6 Governing Law. The parties agree that, in the event of a dispute regarding this Agreement, this Agreement shall be governed in all respects by the laws of the State of Illinois, excluding its conflict of laws principles.
11.7 Headings. The headings used in this Agreement are intended for convenience only and shall not be deemed to supersede or modify any provisions.
ARTICLE 12. EXPORT RESTRICTIONS, TAXES AND DUTIES.
12.1 SES acknowledges that the INDUSTRIAL PROPERTY RIGHTS referenced in this Agreement may be subject to export control under U.S. Export Administration Regulations. SES accepts and assumes all responsibility for compliance with United States export regulations with respect to their exportation. SES covenants and agrees to comply strictly with these regulations, to cooperate fully with GTI in any official or unofficial audit or inspection that relates to said regulations, and not to export, re-export, divert, transfer or disclose directly or indirectly, or permit the export of any item, component, or combination of the U-GAS system or Know-How to any country for which the United States Export Administration Act of 1979 and the regulations issued thereunder, or any other United States law or regulation, requires export or re-export authorization or approval under a validated export license. SES will bear the expense of its compliance with all applicable United States laws and regulations in this connection without reimbursement or offset.
12.2 SES acknowledges and agrees that GTI has no responsibility or liability for taxes or customs duties, harbor fees or storage or transportation charges, related in any way to the U-GAS system or Know-How licensed hereunder. SES agrees to assume all responsibility for their collection and/or payment including, without limitation, for value added taxes, sales taxes, use taxes, excise taxes, service taxes, customs duties, customs storage fees, or withholding taxes, if any, all without reimbursement by GTI.
IN WITNESS WHEREOF, the parties have caused this Agreement to he executed by their duly authorized representatives as of the Effective Date.

Synthesis Energy Systems, Inc.			Gas Technology Institute

By:	/s/ Donald P. Bunnell		By:	/s/ Paul Chromek

	Title:	President & CEO — Asia Pacific		Title:	Corporate Secretary